UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2014

Firemans Contractors, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-54802	27-0811315
(Commission File Number)	(IRS Employer Identification No.)

2313 E Loop 820 N, Fort Worth, TX	76118
(Address of principal executive offices)	(Zip Code)

(800) 475-1479
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 3, 2014, the Company terminated a Franchise Agreement dated November 28, 2012 with a third party franchisee. The Franchise Agreement was related to the operation of a Firemans Contractors franchised business. The reason for termination was due to the franchisee failing to operate the franchised business for an extended period of time, as well as demonstrating intentions to discontinue the operations of the franchised business. The Company has not incurred any penalties as a result of the termination of the Franchise Agreement.

Item 8.01 Other Events

On November 4, 2014, by a resolution of the Board of Directors, the Company decided to file a Form 15 with the Securities and Exchange Commission, in order to suspend its reporting obligations under Section 15(d) of the Securities Exchange Act of 1934. Upon such filing, the Company’s obligation to file certain reports with the SEC, including annual, quarterly, and current reports on Forms 10-K, 10-Q and Form 8-K, respectively, will be immediately suspended. The Company is eligible to suspend its reporting obligations because it has fewer than 300 record holders of its common stock. The Company chose to file the Form 15 in an effort to reduce the costs associated with the preparation of regulatory filings that are required of an SEC reporting entity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2014		Firemans Contractors, Inc.

	By:	/s/ Renee Gilmore
Renee Gilmore
Principal Executive Officer
(Principal Executive Officer)

	By:	/s/ Nikolay Frolov
Nikolay Frolov
Chief Financial Officer
(Principal Financial and Accounting Officer)